                                                                                                                     Exhibit 12


                                                        THE MAY DEPARTMENT STORES COMPANY AND SUBSIDIARIES
                                                         COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                         FOR THE FIVE FISCAL YEARS ENDED JANUARY 29, 2000


(Dollars in Millions)                                                          Fiscal Year Ended
                                                      Jan. 29,     Jan. 30,      Jan. 31,       Feb. 1,       Feb. 3,
                                                       2000         1999          1998           1997          1996
Earnings Available for Fixed Charges:
Pretax earnings from continuing operations        $   1,523     $   1,395     $   1,279      $  1,232      $  1,160
Fixed charges (excluding interest
  capitalized and pretax preferred stock
  dividend requirements)                                346           344           363           346           317
Dividends on ESOP Preference Shares                     (24)          (25)          (26)          (26)          (28)
Capitalized interest amortization                         7             7             6             6             5
                                                      1,852         1,721         1,622         1,558         1,454

Fixed Charges:
Gross interest expense (a)                        $     340     $     339     $     353      $    341      $    316
Interest factor attributable to
  rent expense                                           22            21            23            22            20
                                                        362           360           376           363           336

Ratio of Earnings to Fixed Charges                      5.1           4.8           4.3           4.3           4.3


(a)    Represents interest expense on long-term and short-term debt, ESOP debt and amortization of debt discount and debt issue expense.
